EXHIBIT 16.1




August 21, 2006


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re: Globetech Environmental, Inc.
Commission File No. 000-27737


We have read the statements that we understand Globetech Environmental, Inc. will include in Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

We have no basis to agree or disagree with any other statement made in Item 4.01 of such report.


Respectfully submitted,




/s/ Robison, Hill & Co.
Robison, Hill & Co.